UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)                           (First)             (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York             10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Party City Corporation
    (PCTY)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year

    January/2000
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
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                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

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                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
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              |       |        |       |                   |                |                      |       |9.       |10.   |      |
              |       |        |       |                   |                |                      |       |Number   |Owner-|      |
              |       |        |       |                   |                |                      |       |of       |ship  |      |
              |2.     |        |       |                   |                |                      |       |Deriv-   |of    |      |
              |Conver-|        |       |5.                 |                |7.                    |       |ative    |Deriv-|11.   |
              |sion   |        |       |Number of          |                |Title and Amount      |       |Secur-   |ative |Nature|
              |or     |        |       |Derivative         |6.              |of Underlying         |8.     |ities    |Secur-|of    |
              |Exer-  |        |4.     |Securities         |Date            |Securities            |Price  |Bene-    |ity:  |In-   |
              |cise   |3.      |Trans- |Acquired (A)       |Exercisable and |(Instr. 3 and 4)      |of     |ficially |Direct|direct|
              |Price  |Trans-  |action |or Disposed        |Expiration Date |----------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action  |Code   |of (D)             |(Month/Day/Year)|            |Amount   |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date    |(Instr |(Instr. 3,         |----------------|            |or       |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/ |8)     |4 and 5)           |Date   |Expira- |            |Number   |ity    |Month    |(I)   |ship  |
Security      |Secur- |Day/    |-------|-------------------|Exer-  |tion    |            |of       |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)   |Code |V| (A)     | (D)     |cisable|Date    |Title       |Shares   |5)     |4)       |4)    |4)    |
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Common Stock  |       |        |     | |         |         |       |        |            |         |       |         |      |      |
Warrants      |       |        |     | |         |         |       |        |            |         |       |         |      |      |
(right to buy)|$3.00  |01/14/00|J(01)| |         |2,867,000| Immed.|08/16/06|Common Stock|2,867,000|       |-0-(01)  |  02  |  02  |
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Common Stock  |       |        |     | |         |         |       |        |            |         |       |         |      |      |
Warrants      |       |        |     | |         |         |       |        |            |         |       |         |      |      |
(right to buy)|$1.07  |01/14/00|J(01)| |2,867,000|         | Immed.|08/16/06|Common Stock|2,867,000|       |2,867,000|  02  |  02  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York 10004.

Explanation of Responses:

01: Cancellation of warrants in connection with grant of replacement warrants. The transaction involved the repricing of the existing warrants.

02: Goldman Sachs may be deemed to own beneficially and directly and GS Group may be deemed to own beneficially and indirectly warrants to purchase 2,867,000 shares of Common Stock of Party City Corporation. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

**Signatures:

GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact

Date:     September 10, 2001



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.